As filed with the Securities and Exchange Commission on May 4, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
Jacobs Engineering Group Inc.
(Exact name of registrant as specified in its charter)
Delaware    95-4081636
(State or other jurisdiction of    (I.R.S. Employer
incorporation or organization)    Identification No.)
1999 Bryan Street, Suite 1200
Dallas, Texas 75201
(Address of Principal Executive Offices) (Zip Code)
Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan
(Full titles of the plans)
Kevin C. Berryman
President and Chief Financial Officer
Jacobs Engineering Group Inc.
1999 Bryan Street, Suite 1200
Dallas, Texas 75201
(214) 583-8500
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒    Accelerated filer
Non-accelerated filer (Do not check if a small reporting company)    Smaller reporting company
    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
On January 20, 2022, StreetLight Data, Inc. (“StreetLight”), Jacobs Engineering Group Inc. (the “Registrant”), Tarmac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”), and Fortis Advisors LLC, solely in its capacity as securityholders’ representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Merger Sub merged with and into StreetLight and StreetLight became a wholly-owned subsidiary of the Registrant (the “Merger”). In connection with the Merger and pursuant to the terms of the Merger Agreement, at the Effective Time, among other things, the Registrant (i) assumed the StreetLight Data Inc. 2011 Stock Plan (the “StreetLight Plan”), including certain outstanding vested and unvested options and certain outstanding and unvested shares of restricted stock that converted into Registrant options and restricted stock awards, respectively, covering up to 151,782 shares of common stock of the Registrant (the “Common Stock”) and (ii) amended and restated the StreetLight Plan as the Plan.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 1, 2021, filed with the Commission on November 23, 2021;
(b)The information contained in the Registrant’s Proxy Statement dated December 10, 2021 for its Annual Meeting of Shareholders held on January 25, 2022;
(c)The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2021, filed with the Commission on February 8, 2022, and for the quarterly period ended April 1, 2022, filed with the Commission on May 3, 2022;
(d)The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 14, 2022, April 12, 2022, March 2, 2022, February 8, 2022 and January 28, 2022; and
(e)The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form S-4, filed with the Commission on September 19, 2017, including any amendment or report filed for the purpose of updating such description.
All other reports and other documents (other than current reports, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.
For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.
You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:
Jacobs Engineering Group Inc.
1999 Bryan Street, Suite 1200
Dallas, TX 75201
(214) 583-8500
Attn: Chief Executive Officer
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Registrant is a Delaware corporation. Articles 14 and 15 of the Registrant’s Amended and Restated Certificate of Incorporation provide that the officers and directors of the Registrant shall be indemnified and held harmless by the Registrant, and directors shall not be personally liable, in each case, to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify officers and directors in certain circumstances.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such director or officer has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Subsection (c) of Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Subsection (e) of Section 145 requires an undertaking to repay any such amount advanced if the director or officer receiving such amount is ultimately determined not to be entitled to indemnification.
Indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL is not to be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of a current or former director or officer against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.
Article 14 of the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that Article 14 shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper benefit. Article 14 further provides that if the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. Article 14 further provides that any repeal or modification of Article 14 shall not increase the personal liability of any director of the Registrant for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of a director of the Registrant existing at the time of the repeal or modification.
Article 15 of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.
The Registrant may, from time to time, maintain a policy, or policies, of directors’ and officers’ liability insurance which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
The foregoing summaries are subject to the complete text of the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws and to the referenced sections of the DGCL and are qualified in their entirety by reference thereto.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.
The Exhibits listed on the accompanying Exhibit Index are filed as part of, and incorporated by reference into, this Registration Statement.

ITEM 9. UNDERTAKINGS.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that:
(A)Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 28, 2014 and incorporated herein by reference.
3.2
Amended and Restated Bylaws of the Registrant, dated as of January 26, 2022, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 28, 2022 and incorporated herein by reference.

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP.
10.1*	Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan.
10.2*	Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan Form of Assumed Stock Option Agreement.
10.3*	Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan Form of Assumed Award Agreement.
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson, LLP (contained in its opinion filed herewith as Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (contained on the signature pages to this Registration Statement).
107*	Calculation of Filing Fee Tables
_______________
*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 4, 2022.
Jacobs Engineering Group Inc.
By:    /s/ Kevin C. Berryman
Name: Kevin C. Berryman
Title: President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven J. Demetriou, Kevin C. Berryman and Justin Johnson, and each of them acting alone, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Steven J. Demetriou	Chair and Chief Executive Officer
Steven J. Demetriou	(Principal Executive Officer)	May 4, 2022

/s/ Kevin C. Berryman	President and Chief Financial Officer
Kevin C. Berryman	(Principal Financial Officer)	May 4, 2022

/s/ William Benton Allen, Jr.	Senior Vice President and Chief Accounting Officer
William Benton Allen, Jr.	(Principal Accounting Officer)	May 4, 2022

Priya Abani	Director	May 4, 2022

/s/ Vincent K. Brooks
Vincent K. Brooks	Director	May 4, 2022

Ralph E. Eberhart	Director	May 4, 2022

/s/ Manny Fernandez
Manny Fernandez	Director	May 4, 2022

/s/ Georgette D. Kiser
Georgette D. Kiser	Director	May 4, 2022

/s/ Barbara L. Loughran
Barbara L. Loughran	Director	May 4, 2022

Robert A. McNamara	Director	May 4, 2022

/s/ Peter J. Robertson
Peter J. Robertson	Director	May 4 2022

Christopher M.T. Thompson	Director	May 4, 2022